Exhibit 10.5 ***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

LICENSE AGREEMENT

This License Agreement is effective as of June 5, 2017 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("TSRI"), and ChromaPharma, Inc. a Nevada corporation ("Licensee"), each located at the respective address set forth in Section 13.17 below, with respect to the facts set forth below.

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to fundamental scientific biomedical and biochemical research including research relating to breast cancer and NAD+/NADH redox balancing.

B. Licensee is engaged in the discovery and development of therapeutic drugs.

C. TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, an exclusive license to certain patent rights of TSRI, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term "Affiliate" shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term "control" as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities. The term “Licensee” as used throughout this Agreement also includes its Affiliates.

1.2 Challenge. Licensee or a Sublicensee will be deemed to have made a "Challenge" of the Licensed Patent Rights if Licensee or a Sublicensee: (a) institutes or maintains, or causes its counsel to institute or maintain on Licensee's or such Sublicensee's behalf, any interference, opposition, re-examination, post-grant review or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on Licensee's or such Sublicensee's behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right.

1.3 Confidential Information. The term "Confidential Information" shall mean any and all proprietary or confidential information of TSRI or Licensee that such party (the “Disclosing Party”) discloses to the other party (the “Receiving Party”)at any time and from time to time during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information shall not be considered confidential to the extent that the Receiving Party can establish by competent proof that such information:

(a) is publicly available through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;

(b) was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party's employees); or

(c) is subsequently disclosed to the Receiving Party in good faith by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party.

Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.

1.4 Derivative Product. The term “Derivative Product” shall mean products that are not Licensed Products, but are in the Field and share an active pharmacophore or mechanism of action with any Licensed Product. If a product can be characterized as a Licensed Product and a Derivative Product, then such product shall be considered a Licensed Product.

1.5 Field. The term "Field" shall mean the prevention, treatment or amelioration of a specific disease, symptom, state of health, or medical- or health-related condition in humans and/or animals utilizing Nicotinamide Riboside or any NAD+ precursors limited to the patent in Exhibit B for the treat of breast cancer.

1.6 Licensed Biological Materials. The term “Licensed Biological Materials” shall mean the materials identified in Exhibit A (which will be supplied by TSRI to Licensee), together with any progeny or mutants of such materials, or unmodified derivatives of such materials (defined as substances created by Licensee that constitute an unmodified functional sub-unit or product expressed by such materials) in the Field.

1.7 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean:

(a) the patent application(s) set forth in Exhibit B of this Agreement;

(b) the foreign counterpart applications of the respective applications referenced in sub-clause (a) above, but only to the extent the claims of such foreign applications are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(c) divisionals, substitutions (only those claims of such substitutions that disclose the same subject matter that is covered by the application for which it is substituted), and continuations of any applications referenced in sub-clauses (a) and (b) above, provided the claims of such applications are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(d) any claim(s) of a continuation-in-part application of any application set forth in sub-clauses (a) and (c) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above;

(e) the patents issued from the applications referenced in sub-clauses (a) – (c) above and any reissues, reexaminations, renewals and patent term extensions of such patents; and

(f) any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above, and any claim(s) of a reissue, reexamination, renewal and patent term extension of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective applications referenced in sub-clause (a) above.

1.8 Licensed Product. The term "Licensed Product" shall mean any product (a) the manufacture, use, sale, offer for sale or importation of which would, in the absence of the license granted by this Agreement, infringe any of the Licensed Patent Rights, (b) that is comprised of, utilizes or incorporates any of the Licensed Biological Materials, and/or (c) that is discovered, developed or made using a Licensed Process or any of the Licensed Biological Materials, or using any data or results produced or generated by using a Licensed Process or any of the Licensed Biological Materials within the Field.

1.9 Licensed Product Data. The term “Licensed Product Data” shall mean any data, information or other materials exclusively controlled by Licensee, including without limitation pre-clinical, clinical and other regulatory data, generated or produced by or on behalf of Licensee directly relating to a Licensed Product and which is generated or produced after the Effective Date.

1.10 Licensed Process. The term “Licensed Process” shall mean any method or process claimed in the Licensed Patent Rights.

1.11 Licensed Service. The term “Licensed Service” shall mean the performance of a service for a third party in the Field, which performance uses or incorporates a Product, Licensed Process or Licensed Biological Material.

1.12 Major Market Country. The term "Major Market Country" shall mean any of the following countries: the United States of America, the United Kingdom, France, Italy, Spain, Germany, Ireland and Japan.

1.13 Net Sales. The term "Net Sales" shall mean the gross amounts invoiced by Licensee and its Sublicensees, or any of them, on all sales of Products, Licensed Processes and Licensed Services, less the following items, to the extent directly applicable to such sales of Products, Licensed Processes or Licensed Services (if not previously deducted from the amount invoiced): […***…]. Net Sales shall include all consideration charged by Licensee or Sublicensees in exchange for any Products, Licensed Processes or Licensed Services, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Products, Licensed Processes or Licensed Services, an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when […***…]. Sales of Products by Licensee to a Sublicensee or Affiliate for resale or by a Sublicensee to an Affiliate of Licensee for resale shall be excluded, and only the subsequent sale of such Products by such Affiliates or Sublicensees to unrelated parties shall be deemed Net Sales hereunder.

The deductible items listed [...***...] above shall be either (i) included as line items on the invoice, or (ii) documented as being specifically attributable to actual sales of Products, Licensed Processes or Licensed Services in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and provided that such amounts are included in the quarterly Royalty Reports that Licensee sends to TSRI pursuant to Section 5.3. If Licensee or other selling party receives refunds or reimbursements of any amounts deducted as set forth herein, then such refunded or reimbursed amounts shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

1.14 Product. The term “Product” shall mean a Licensed Product and/or Derivative Product, as applicable.

1.15 Royalty Report. The term “Royalty Report” shall have the meaning ascribed to such term as provided in Section 5.3.

1.16 Research Funding Agreement. The term “Research Funding Agreement” shall mean the Research Funding Agreement between the parties dated June 1, 2017 for sponsored research in the laboratory of Brunhilde Felding.

1.17 Sublicensee. The term “Sublicensee” shall mean any third party to whom Licensee grants a sublicense or similar rights with respect to the rights conferred upon Licensee under this Agreement, as contemplated by Section 2.3. In addition, “Sublicensee” shall include any and all further third party Sublicensees that may be permitted under Section 2.3.

1.18 Sublicense Revenues. The term “Sublicense Revenue” shall mean all revenues and other consideration paid to Licensee or to an Affiliate in consideration of (a) the

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grant of rights that includes a sublicense to the Licensed Patent Rights and/or Licensed Biological Materials, (b) the grant of distribution or marketing rights with respect to Products and/or Licensed Biological Materials, and/or (c) the sale or other transfer of that portion of Licensee’s or an Affiliate’s business or assets that relates to the rights granted under this Agreement. Without limiting the generality of the foregoing, Sublicense Revenues shall include without limitation all upfront fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or of an Affiliate, annual maintenance fees, and any other payments with respect to such sublicense, distribution or marketing rights or sale or other transfer. Sublicense Revenues include amounts received from a Sublicensee under the terms of the agreement in which the sublicense is granted and under the terms of other agreements entered into between Licensee and Sublicensee as part of the same transaction as the agreement that includes the grant of the sublicense. However, Sublicense Revenues shall exclude: (i) royalties on a Sublicensee’s sales of Products, Licensed Services or Licensed Processes; and (ii) payments for debt or equity securities of Licensee or of an Affiliate that are at or below the fair market value of such securities as of the date of receipt of such payments as mutually determined by the parties. Any non-cash Sublicense Revenues received by Licensee or by an Affiliate shall be valued at its fair market value as of the date of receipt as mutually determined by the parties.

1.19 Valid Claim. The term "Valid Claim" shall mean a claim of an issued and unexpired patent within the Licensed Patent Rights that has not been held invalid or unenforceable by a court or other appropriate governmental body of competent jurisdiction in a ruling that is unappealed or unappealable within the time allowed for appeal. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than seven (7) years from the date of first examination on the merits of that patent application.

2. Grant of License.

2.1 Grant of Exclusive License Under Licensed Patent Rights. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive (except as specified in Sections 2.5 and 2.6), worldwide, royalty-bearing license, with limited rights to sublicense pursuant to Section 2.3, under the Licensed Patent Rights to make. have made, use, have used, sell, have sold, offer to sell and import Products, Licensed Processes and Licensed Services in the Field.

2.2 Grant of License for Licensed Biological Materials. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement a non-exclusive license to the Licensed Biological Materials to make and have made, to use and have used, to sell and have sold, to offer to sell and to import any Licensed Biological Materials in the Field and to create any progeny, mutant, or derivative work thereof. Except for the license and sub-license rights granted pursuant to this Agreement, TSRI shall not grant a license to the Licensed Biological Materials to any party except to other nonprofit or academic institutions, pursuant to Section 2.6, (collectively, the “Research Institutions”) solely for research and educational use, provided that any such license to the Licensed Biological Materials granted to the Research Institutions shall prohibit the commercialization of such Licensed Biological Materials by such Research Institutions and shall not in any way limit Licensee’s commercialization rights under this Agreement.

2.3 Sublicensing. Licensee shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement only with TSRI’s prior written consent, which will not be unreasonably withheld. Sublicensees shall not have the right to further sublicense without TSRI’s prior written consent, which will not be unreasonably withheld. Any sublicense granted under this Section 2.3 shall be subject in all respects to the applicable provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, Challenges, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). In the event of a conflict between this Agreement and the terms of any sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within […***…] days of execution. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities.

2.4 No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of TSRI other than the Licensed Patent Rights regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Licensed Patent Rights.

2.5 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations under this Agreement shall be subject to the rights of the United States Government, existing and as amended, which may arise or result from TSRI’s receipt of research support from the United States Government, including without limitation 37 C.F.R. Part 401, the National Institutes of Health (“NIH”) Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.6 Reservation of Rights. Notwithstanding the exclusive license granted under Section 2.1, TSRI reserves the right to use for any internal research and educational purposes any Licensed Patent Rights and/or Licensed Biological Materials licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses to use the Licensed Patent Rights and/or Licensed Biological Materials for internal research and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. With regard the Licensed Biological Materials inside the Field, TSRI reserves the right to grant non-exclusive licenses for internal research and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way, […***…].

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3. Royalties and Other Payments.

3.1 License Issue Fee. Licensee shall pay to TSRI a noncreditable, nonrefundable license issue fee in the amount of […***…] within fifteen (15) days of the Effective Date. Failure of Licensee to make this payment shall render this Agreement null and void (ab initio).

3.2 Annual Fee. Licensee shall pay to TSRI a nonrefundable minimum annual fee in the initial amount of fifty thousand U.S. Dollars ($50,000). The first payment is due on June 1, 2018 and on June 1 of each subsequent calendar year until June 1, 2020, at which time the amount of the minimum annual fee shall become one hundred thousand U.S. Dollars ($100,000) and shall remain that amount which will be due on June 1 of each subsequent calendar year during the remaining term of this Agreement. The minimum annual fee shall be credited against running royalties due for that calendar year and Licensee’s Royalty Reports shall reflect such a credit. The minimum annual fee shall not be credited against any milestone payments, Sublicense Payments, royalties due for any preceding or subsequent calendar year or against any other amounts due by Licensee under this Agreement.

3.3 Running Royalties. In the Field, Licensee shall pay to TSRI running royalties on a Licensed Product and country-by country basis, on a Licensed Process and country-by country basis, and on a Licensed Service and country-by-country basis, in the amount of (a) […***…] percent ([…***…]%)] of Net Sales of Licensed Products, Licensed Processes and Licensed Services in all countries in which the manufacture, use, sale, offer for sale or import of such Licensed Product, Licensed Process or Licensed Service would, in the absence of the license under the Licensed Patent Rights granted by this Agreement, infringe one or more Valid Claims in that country, or when the Licensed Product, Licensed Process or Licensed Service would not infringe a Valid Claim in the country of sale, but would infringe at least one Valid Claim in any Major Market Country, and (b) Licensee shall pay to TSRI running royalties on a Derivative Product and country-by country basis of Net Sales of Derivative products at […***…]% of the Licensed Product royalty rate set forth in this Section 3.3 (a).

3.4 Royalty Payments. Licensee shall pay to TSRI all royalties required by this Section 3 within […***…] days after the end of each calendar quarter, based upon Net Sales during the immediately preceding calendar quarter. Licensee shall make all such royalty payments itself to TSRI, and/or cause its Affiliates or Sublicensees to pay to TSRI all royalties resulting from Net Sales by its Affiliates or Sublicensees, within the time period specified in the preceding sentence.

3.5 Royalty Credit. If Licensee is required, upon the advice of patent counsel, to obtain a license under patent rights of one or more third parties that would, in the absence of such license, be infringed by Licensee’s practice of the inventions claimed by the Licensed Patent Rights in the manufacture, use or sale of a Product, such that the total royalties paid by Licensee to such third parties and to TSRI for that Product exceeds […***…] percent ([…***…]%) of Net Sales of such Product in a particular royalty reporting period, then License shall be entitled to deduct from the royalties due to TSRI under Section 3.3 with respect to sales of that Product up to […***…] percent ([…***…]%) of the royalties Licensee actually paid to such third parties in excess of […***…] percent ([…***…]%) of Net Sales of such Product in that reporting period. The above offset right is subject to the

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requirement that (i) the royalties paid to TSRI hereunder with respect to such Product shall not be reduced below […***…] percent ([…***…]%) of the royalties for that Product that would otherwise be due hereunder without such credit, and (ii) all such third parties who license patent rights to Licensee for that Product similarly agree to a royalty stacking credit in their license agreements with Licensee. For clarity, only one of Licensee, its Affiliates or Sublicensees may exercise such right to deduct with respect to a given third-party royalty obligation. Notwithstanding the above, Licensee, its Affiliates or its Sublicensees shall have no right to deduct or offset any royalties or other amounts with respect to a) third party composition of matter IP, b) generic or other competitive products and/or c) any third party technology that is involved in any cross license or similar arrangements (whether in the same or related transactions) where Licensee, its Affiliates or its Sublicensees grant or provide to such third party or agents licenses, options or other rights to existing or future technology, intellectual property, research or development activities or other information or materials. Licensee will give TSRI prior written notice of any third party license that would satisfy the above requirements for a royalty credit sufficiently in advance of deducting such credit from royalties due to TSRI hereunder in order to allow TSRI and Licensee to mutually determine whether the requirements of this Section have been satisfied.

3.6 No Multiple Royalties. No multiple royalties shall be due because any Licensed Product, Licensed Service or Licensed Process is covered by more than one of the Licensed Patent Rights or can be categorized as a Licensed Product and a Derivative Product. In such case, Licensee shall pay only one royalty at the applicable rate pursuant to Section 3.4 above. If both Sections 3.3 (a) and 3.3 (b) are applicable to a given Product, then Licensee shall pay the rate specified in Section 3.3 (a).

3.7 Arms-Length Transactions. On sales of Products, Licensed Services or Licensed Processes which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products, services or processes on or about the time of such transaction.

3.8 Payment Increase in the Event of a Challenge.

3.8.1 Increase. Notwithstanding anything to the contrary in this Agreement, in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, the amount of the minimum annual fee and the milestone payments and the percentage rates for royalties and Sublicense Payments required under Sections 3 and 4 of this Agreement shall be doubled during the pendency of such Challenges from the date the challenging party first institutes or makes such Challenges and during the pendency of such Challenges, and shall continue to apply after the conclusion of such Challenges in the event that at least one (1) Valid Claim that covers a Licensed Product, Licensed Service or Licensed Process is held to be valid and enforceable.

3.8.2 No Right to Recoup. In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges, Licensee shall have no right to recoup, recover, set-off or otherwise get reimbursement of any royalties, annual fees, Sublicense Payments, equity issuances to TSRI, milestone payments, patent costs or other monies paid hereunder to TSRI prior to or during the period of such Challenges. Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, annual fees, Sublicense Payments, equity issuances,

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milestone payments, patent costs or other monies in the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges.

3.8.3 Pre-Challenge Requirements. Licensee will provide written notice to TSRI at least one hundred eighty (180) days prior to Licensee or a Sublicensee instituting or making any Challenges, and Licensee agrees that the challenging party will not institute such Challenge for at least one hundred eighty (180) days after the date of such notice. Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that support its contention that any of the Licensed Patent Rights are invalid or unenforceable. During such one hundred eighty (180) day period, the parties will discuss the same and attempt in good faith to mutually resolve such issues.

3.8.4 Reasonable Provisions. The parties agree that neither of them is entering into this Agreement with the anticipation that Challenges will be instituted or made by Licensee or any of its Sublicensees against TSRI, and consequently the percentage rates for royalties and Sublicense Payments and the other financial terms and conditions herein reflect that understanding. Licensee and TSRI further agree that if the parties did expect that such Challenges would be made against TSRI, the percentage rates for royalties and Sublicense Payments and the other financial terms and conditions herein would be significantly higher. Accordingly, the parties agree that the provisions for increasing the percentage rates for royalties and Sublicense Payments and the other amounts specified in Section 3.8.1 and the other provisions of this Section 3.8 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against TSRI in lieu of increasing the percentage rates for royalties and Sublicense Payments and the other financial terms and conditions of this Agreement as of the Effective Date.

3.9 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Product, Licensed Service or Licensed Process shall continue on a country-by-country basis until (a) the later of (i) the expiration of the last to expire Valid Claim that covers such Licensed Product, Licensed Service or Licensed Process in that country, or when a Licensed Product, Licensed Service or Licensed Process is not covered by a Valid Claim in the country of sale but is covered by at least one Valid Claim in a Major Market Country, upon the expiration of the last to expire Valid Claim that covers such Licensed Product, Licensed Service or Licensed Process in a Major Market Country, and (ii) the fifteenth (15th) anniversary of the first commercial sale of such Product, Licensed Service or Licensed Process in such country, or (b) for a Product, Licensed Service or Licensed Process in any country in which the manufacture, use or sale of such Licensed Product, Licensed Service or Licensed Process is not covered by a Valid Claim but utilizes, is comprised of or incorporates Licensed Biological Materials, is a Derivative Product, or was discovered, developed or made using any Licensed Process or Licensed Biological Material, fifteen (15) years after the date of the first commercial sale of such Product, Licensed Service or Licensed Process in such country.

4. Additional Consideration.

4.1 Sublicense Payments. All Sublicense Revenues shall be reported and Sublicense Payments (defined below) paid to TSRI by Licensee within […***…] days of Licensee’s receipt of such Sublicense Revenues. Licensee’s reports to TSRI regarding Sublicense Revenues shall contain an explanation and calculation of the amount of Sublicense Payments due

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to TSRI pursuant to the schedule below. Licensee’s obligation to pay Sublicense Payments to TSRI shall continue for as long as royalties are due to TSRI pursuant to Section 3.9. Licensee shall pay to TSRI a non-creditable, non-refundable percentage of Sublicense Revenues according to the following schedule (“Sublicense Payments”):

Date of Agreement with Third Party/Sublicensee	Percent of Sublicense Revenue Payable to TSRI*
Before IND approval of Phase 1 clinical trials of a Product covered by such sublicense	[…***…]%
After IND approval of Phase 1 clinical trials, but prior to first dosing in IND approved study, of a Product covered by such sublicense	[…***…]%
After first dosing in IND approved study of a Product covered by such sublicense	[…***…]%

*In the event that Sublicense is with respect to a Derivative Product, Licensee shall pay to TSRI a reduced percentage of Sublicense Revenue equal to […***…] percent ([…***…]%) of the rates set forth in the table above. For example, if a Sublicense is granted with respect to a Derivative Product prior to IND approval of Phase 1 Clinical Trial for such Derivative Product, Licensee shall pay to TSRI Sublicense Revenues equal to […***…]%.

4.2 Product Development Milestones. Licensee shall pay to TSRI the following non-creditable, non-refundable amounts for the achievement of the following product development milestone events within […***…] days of the first occurrence of each milestone for each Product to meet such milestone as follows:

Milestone	Payment
[…***…]	U.S. $[…***…]
[…***…]	U.S. $[…***…]
[…***…]	U.S. $[…***…]
[…***…]	U.S. $[…***…]
[…***…]	U.S. $[…***…]
[…***…]	U.S. $[…***…]

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*In the event that the product development milestone achieved in the Field is with respect to a Derivative Product, Licensee shall pay to TSRI a reduced milestone payment equal to […***…] percent ([…***…]%) of the amounts set forth in the table above. For example, upon Initiation of the Phase 1 Trial for such Derivative Product, Licensee shall pay to TSRI a milestone payment equal to […***…] dollars ($[…***…]).

For purposes of this Section 4.2, the following definitions shall apply:

(a) The term “Initiation” means, with respect to a clinical trial, the first dosing of the first patient in such trial.

(b) The term “Phase 1 Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. §312.21(a) (or its successor regulation), or its foreign equivalent.

(c) The term “Phase 2 Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. §312.21(b) (or its successor regulation), or its foreign equivalent.

(d) The term “Phase 3 Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. §312.21(c) (or its successor regulation), or its foreign equivalent.

5. Development and Commercialization Activities.

5.1 Development Plan and Benchmarks. Attached hereto as Exhibit C is Licensee’s development plan under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of commercial use (“Commercial Development Plan”). Pursuant to the Commercial Development Plan, Licensee shall achieve the Benchmarks specified in Exhibit D within the time periods set forth in Exhibit D (“Benchmarks”). In addition, Licensee shall use commercially reasonable efforts, itself or through its Sublicensees, to develop and obtain regulatory approvals to market and sell Products, Licensed Services and Licensed Processes in the Field as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary regulatory approvals, to produce and sell reasonable quantities of Products, Licensed Services and Licensed Processes sufficient to meet market demands.

5.2 Progress Reports. Licensee shall keep TSRI generally informed as to Licensee’s progress with respect to its development of Products, Licensed Services and Licensed Processes, including without limitation its regulatory filings and approvals, marketing, production, sale and its efforts to sublicense the Licensed Patent Rights or Licensed Biological Materials. Licensee shall also provide to TSRI written annual reports on its progress in the development and commercialization of Products, Licensed Services and Licensed Processes in the Field by June 30 of each calendar year. These progress reports shall include without limitation: progress on research and development; status of applications for regulatory approvals; progress towards achieving the

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Benchmarks; manufacturing; sublicensing; marketing; importing; sales efforts during the preceding calendar year as well as plans for the present calendar year; and a summary of the results of animal experiments and IND-enabling studies, and the Licensed Product Data from the preceding calendar year and analyses thereof that will provide meaningful understanding of the current status of Licensee’s development of Products, Licensed Services and Licensed Processes. If reported progress in these annual reports differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences in its annual reports. Licensee agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee shall also report to TSRI the dates that Licensee or its Sublicensees achieve the events described on Exhibit E attached hereto within […***…] days of such occurrences.

5.3 Commercial Development Obligation. In order to maintain the license granted hereunder in force, Licensee shall […***…] develop Licensed Patent Rights which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. The parties hereto acknowledge and agree that achievement of mutually agreeable milestones shall be evidence of compliance by Licensee with its commercial development obligations hereunder. Notwithstanding the foregoing, if Licensee believes that it cannot, within the exercise of prudent and reasonable business judgment, perform any mutually agreed upon milestones within the time period required therefor, Licensee may request, no more than one time per milestone, an extension of time for the performance date to a date that Licensee believes to be reasonable and prudent and TSRI shall agree to any requested extension which is not more than one (l) year in length from the originally required date and will not unreasonably withhold consent to requests for longer extensions. In the event TSRI has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by TSRI to Licensee which specifies the basis for such belief, TSRI and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event TSRI and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize an arbitrator mutually agreed to by the parties in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not cured within sixty (60) days after the arbitrator's decision, TSRI may terminate Licensee's rights under this Agreement.

5.4 Royalty Reports. Licensee shall submit to TSRI, no later than […***…] days after the end of each calendar quarter, a royalty report (the "Royalty Report") setting forth for such quarter at least the following information on a country-by-country and Licensed Product, Derivative Product, Licensed Service and Licensed Process basis:

(a) the number of units of Licensed Products and Derivative Products sold by Licensee and its Sublicensees;

(b) the gross amounts due or invoiced for such Licensed Products and Derivative Products sold by Licensee and its Sublicensees;

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(c) the gross amounts due or invoiced for all Licensed Processes and Derivative Products used or sold by Licensee and its Sublicensees;

(d) the gross amounts due or invoiced for all Licensed Services performed by Licensee and its Sublicensees;

(e) a detailed listing of any royalty credits permitted under Section 3.5 and deductions applicable to determine Net Sales of Products, Licensed Services and Licensed Processes pursuant to Section 1.13, and any refunds or reimbursed amounts previously deducted which are deemed Net Sales pursuant to Section 1.13; and

(f) the amount of royalties due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a detailed explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee.

5.5 Payments. Licensee shall pay to TSRI with each Royalty Report the amount of royalties due with respect to such quarter. If multiple technologies are covered by the licenses granted hereunder and Products, Licensed Services or Licensed Processes are based on different technologies, Licensee shall specify which Licensed Patent Rights and Licensed Biological Materials are utilized for each Product, Licensed Service or Licensed Process included in the Royalty Report. All payments due under this Agreement shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars to an account designated by TSRI.

5.6 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of TSRI or its nominee in any commercial bank or trust company designated by TSRI and located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6. Record Keeping. Licensee shall keep, and shall require its Affiliates and its Sublicensees to keep, accurate records (together with supporting documentation) of all Products, Licensed Services and Licensed Processes made, used and sold under this Agreement, as appropriate to determine the amount of royalties (including the calculations of royalty credits), product development milestone payments and other monies due to TSRI hereunder, as well as records regarding Sublicense Revenues, Sublicense Payments and Licensee’s compliance with this Agreement. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate. Such records shall be available, upon prior written notice to Licensee, during normal business hours for examination and copying by TSRI and/or its designated certified public accountant for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder and its compliance with this Agreement. In conducting examinations pursuant to this Section, TSRI and/or its accountant shall have access to, and such accountant may disclose to TSRI, all records which TSRI or its accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 3, other consideration under Section 4, other financial obligations under this Agreement and to Licensee’s compliance with this Agreement. These examinations shall be at TSRI’s expense, except that if an examination shows an underreporting or underpayment of […***…] percent ([…***…]%) or more for any […***…] month period, then Licensee shall pay the cost of such examination (including without limitation TSRI’s attorney’s fees, accountant’s fees and other costs), as well as any additional payments that would have been payable to TSRI had Licensee reported correctly, plus interest on such amounts at the rate of […***…] percent ([…***…]%) per month. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 6 no more frequently than once in any calendar year.

7. Patent Matters.

7.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 7 shall control the prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall have the right, in its sole discretion, to use TSRI’s Office of Patent Counsel (“OPC”) in lieu of or in addition to outside patent counsel for the patent prosecution and maintenance described herein. The fees and expenses associated with such work done by TSRI’s OPC and its outside patent counsel shall be paid by Licensee as set forth below.

7.2 Information to Licensee. TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence and other related patent documents. Licensee shall have full rights of consultation with TSRI’s OPC and with TSRI’s outside patent counsel on all matters relating to the prosecution and maintenance of the Licensed Patent Rights.

7.3 Patent Costs. Licensee acknowledges and agrees that the licenses granted hereunder are in partial consideration for Licensee’s assumption of patent fees and expenses as described herein. Licensee shall pay to TSRI all fees and expenses for the work referenced in Sections 7.1 and 7.2. In addition, Licensee agrees to reimburse and pay TSRI for all patent fees and expenses previously incurred by TSRI’s OPC and its outside patent counsel with respect to the Licensed Patent Rights before the Effective Date. Licensee shall pay to TSRI all such past and future patent fees and expenses associated with the work on the Licensed Patent Rights performed by TSRI’s OPC and/or its outside patent counsel within thirty (30) days after Licensee receives an invoice itemizing such expenses. Failure of Licensee to pay patent fees and expenses as set forth in this Section 7.3 shall immediately relieve TSRI from its obligation to incur any further patent fees and expenses. For clarity, if Licensee does not pay any patent fees and expenses due to TSRI (for work performed by TSRI’s OPC or by outside patent counsel) within thirty (30) days after Licensee’s receipt of an itemized invoice therefor, TSRI shall have the right, in its sole discretion, to cease all patent prosecution and maintenance and allow Licensed Patent Rights to go abandoned.

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Such action by TSRI shall not constitute a breach of this Agreement. Licensee may elect with a minimum of […***…] days’ prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights. Licensee shall remain liable for all patent prosecution and maintenance fees and costs incurred prior to the date of such notice of election and during such […***…]-day notice period. Any such patent application or patent so elected shall immediately be excluded from the definition of Licensed Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert exclusively to TSRI.

7.4 Ownership. TSRI exclusively owns all right, title and interest in and to the Licensed Patent Rights set forth in Exhibit B Part 1. The Licensed Patent Rights developed under the Research Funding Agreement are jointly owned by TSRI and Licensee as set forth in Exhibit B Part 2 and the Licensed Biological Materials are also jointly owned and set forth in Exhibit A.

7.5 TSRI Right to Pursue Patent. If at any time during the term of this Agreement, Licensee's rights with respect to any of the Licensed Patent Rights are terminated, TSRI has the right, but not the obligation, to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues such patent protection under this Section 7.5, Licensee agrees to cooperate fully, including by providing, at no charge to TSRI, all appropriate technical data and executing all necessary legal documents.

7.6 Infringement Actions.

7.6.1 Prosecution of Infringements. Licensee agrees to promptly notify TSRI in the event that Licensee becomes aware of any infringement or threatened infringement by a third party of any of the Licensed Patent Rights. In order to maintain the licenses granted hereunder in force, Licensee shall prosecute any and all infringements of any Licensed Patent Rights by third parties, unless otherwise agreed in writing by TSRI and Licensee. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with TSRI’s prior written consent if such settlements, stipulated judgments or other arrangements would affect TSRI’s business or its rights in the Licensed Patent Rights. Licensee shall hold TSRI harmless from all liabilities and expenses with respect to such infringements. Failure on the part of Licensee to prosecute any such infringement shall be grounds for termination of the licenses granted to Licensee hereunder, with respect to the country in which such infringement occurs, at TSRI’s option. If Licensee fails to prosecute any such infringement, Licensee shall promptly notify TSRI in writing. In such events, TSRI will have the right, but not the obligation, to prosecute such infringement itself.

7.6.2 Allocation of Recovery. Any damages, settlements or other recovery from an infringement action undertaken by Licensee pursuant to Section 7.6.1 shall first be used to reimburse the parties for the fees and expenses incurred in such action, and shall thereafter be allocated between and paid to the parties as follows: […***…] percent ([…***…]%) to TSRI, and […***…] percent ([…***…]%) to Licensee. If Licensee fails to prosecute any such action or fails to prosecute such action to completion, and TSRI instead prosecutes such action, then any damages or other recoveries net of the parties’ fees and expenses incurred in such infringement action shall be allocated entirely to TSRI.

7.6.3 Defense of Infringements. Licensee shall, at its expense, have the

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first right, but not the obligation, to defend any suits against Licensee or Sublicensees alleging infringement of any third party intellectual property right due to Licensee’s or its Sublicensee’s practice of the Licensed Patent Rights or its development or commercialization of Licensed Products, Licensed Services or Licensed Processes. Licensee shall promptly notify TSRI in writing of such claims, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action. TSRI shall, at its expense, have the right to retain separate independent counsel to assist in defending any such actions. In no event shall TSRI have any liability whatsoever for any damages, litigation costs or other amounts due to any third party (except for costs of TSRI’s own counsel as provided above). If the third party intellectual property right is held not to be infringed or is held unenforceable or invalid, any recovery of damages with respect to such suit shall first be applied to reimburse all litigation fees and expenses of TSRI, next to reimburse all litigation fees and expenses of Licensee, and thereafter Licensee shall be entitled to keep the remaining balance from any such recovery. For clarity, the parties agree that this Section 7.6.3 shall in no way limit Licensee's obligations under Section 8.1 to indemnify, defend and hold harmless Indemnitees (as defined in Section 8.1 below) with respect to third party claims alleging infringement of such third party's intellectual property rights.

8. Indemnity and Insurance.

8.1 Indemnity. Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their respective trustees, directors, officers, employees, scientists, agents, students, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and costs incurred by the Indemnitees, with respect to any third party claim, suit or action asserted against any of the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to (a) Licensee’s or any of its Sublicensees’ practice of any invention claimed by the Licensed Patent Rights or use of Licensed Biological Materials, (b) alleged defects or other problems with any of the Products, Licensed Services or Licenses Processes manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Product, Licensed Service or Licensed Process by or on behalf of Licensee or any of its Sublicensees, (d) the negligent or willful acts or omissions of Licensee or any of its Sublicensees, (e) any allegations that the Products, Licensed Services or Licensed Processes developed, manufactured, sold, distributed or rendered by or on behalf of Licensee or any Sublicensee and/or any trademarks, service marks, logos, symbols, slogans or other materials used in connection with or to market Products, Licensed Services or Licensed Processes violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party, (f) Licensee’s or any Sublicensee’s failure to comply with any applicable laws, rules or regulations, and/or (g) the labeling, packaging or patent marking of any Product or containers thereof by or on behalf of Licensee or any Sublicensee. Licensee shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (i) imposes any obligation on Indemnitees, (ii) does not unconditionally release Indemnitees from all liability, or (iii) would have an adverse effect on TSRI’s reputation or business, without TSRI’s prior written consent. Notwithstanding the above,

Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Licensee fails to promptly indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above, Indemnitees shall have the right, but not the obligation, to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Licensee to Indemnitees.

8.2 Insurance.

8.2.1 TSRI as Additional Insured. Licensee shall name and cause TSRI and Indemnitees to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Products, Licensed Services, Licensed Processes and Licensed Biological Materials.

8.2.2 Coverages. Beginning at the initiation of the first clinical trial involving any Product, Licensed Process, Licensed Service or Licensed Biological Material and continuing throughout the time any Product, Licensed Process or Licensed Service is being commercially distributed or sold by Licensee or a Sublicensee, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in amounts not less than $10,000,000 per occurrence and $10,000,000 annual aggregate. Prior to the initiation of the first clinical trial involving any Product, Licensed Process, Licensed Service or Licensed Biological Material, Licensee shall, at its sole expense, procure and maintain commercial general liability insurance with reputable insurers in amounts not less than $5,000,000 per occurrence and $5,000,000 annual aggregate. Such commercial general liability insurance shall provide coverage, to the extent available, for: (i) product liability; (ii) completed operations; (iii) clinical trials, as applicable; (iv) broad form property damage; (v) advertising injury; (vi) premises operation; (vii) personal injury; and (viii) contractual liability coverage for Licensee’s indemnification and other obligations under this Agreement. If Licensee desires to self insure all or part of the limits described above, such self-insurance program must be approved in advance by TSRI in its sole discretion. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

8.2.3 Waiver of Subrogation. Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. At the time when Licensee sends its annual progress report to TSRI under Section 5.2 and upon TSRI’s additional request, Licensee shall deliver to TSRI copies of insurance certificates and endorsements that comply with the requirements of this Section 8.2.

8.2.4 Cancellation/Changes in Coverages. Licensee shall, to the extent possible, provide TSRI with written notice at least […***…] days prior to the cancellation, non-renewal or material change in any insurance required by this Section 8.2. If Licensee does not obtain replacement insurance providing comparable coverage within such […***…] day period (or prior to the cancellation, non-renewal or material change in the existing policy), TSRI shall have the right to terminate this Agreement if Licensee fails to cure within […***…] days of TSRI’s written notice of intent to terminate.

8.2.5 Continuation of Coverage. Licensee shall maintain such commercial general liability and product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Product, Licensed Process or Licensed Service is being commercially distributed or sold by or on behalf of Licensee or a Sublicensee; and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than fifteen (15) years.

9. Disclaimer and Limitation of Liability.

9.1 Disclaimer. TSRI MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING LICENSED PATENT RIGHTS, LICENSED BIOLOGICAL MATERIALS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, TITLE, ACCURACY OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS, OR THAT ANY PRODUCT, LICENSED PROCESS, LICENSED SERVICE, LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS ARE SUITABLE FOR LICENSEE’S PURPOSES.

9.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT WITH RESPECT TO LICENSEE’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OR OTHER RELIEF OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), OR

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ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

10. Confidentiality and Publicity.

10.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the other party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a party is required by law, regulation or court order to disclose Confidential Information of the other party, the party required to make such disclosure shall (i) promptly send a copy of the order or notice to the other party not less than ten (10) days before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the other party if the other party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the order or notice; and (iv) use reasonable efforts to seek confidential treatment (i.e., filing “under seal”) for that disclosure. In addition, a party may disclose Confidential Information of the other party to its Affiliates and employees, to Sublicensees and potential Sublicensees, to investors or potential investors of a party in connection with due diligence or similar investigations or in confidential financing documents, to an organization to whom TSRI intends to assign or transfer or does assign or transfer this Agreement or the payment obligations due hereunder to TSRI, or to TSRI’s Assignee, in each case, that any such agrees in writing to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Section 10.1, but with no further right to disclose or otherwise distribute the other party’s Confidential Information.

10.2 Publications. Licensee agrees that TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish. Notwithstanding the foregoing, TSRI agrees to provide Licensee a copy of any proposed publication that uses material provided to TSRI under the Material Transfer Agreement between TSRI and ChromaDex corporation dated June 13, 2013 (“Material Transfer Agreement”), pursuant to the terms set forth in Section 4.1 of the Material Transfer Agreement.

10.3 Publicity. Except as otherwise required by law, no party shall originate or distribute any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or under any such sublicense agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 10.2 of this Agreement shall not be construed as publicity governed by this Section 10.3.

11. Term and Termination.

11.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire upon such time that no further royalties are due to TSRI pursuant to Section 3.9.

11.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

11.3 Termination by TSRI. TSRI has the right to immediately terminate this Agreement as follows (unless a further cure period is provided below):

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 13.2) within thirty (30) days after the date of TSRI’s written notice of such non-payment;

(b) If Licensee defaults upon its indemnification or insurance obligations under Section 8;

(c) As provided in Section 5.3;

(d) Upon TSRI’s written notice to Licensee in the event Licensee becomes insolvent, has a petition in bankruptcy filed for or against it, has a receiver appointed over any of Licensee’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against Licensee under any bankruptcy or insolvency laws;

(e) If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Products, Licensed Services, Licensed Processes or Licensed Biological Materials;

(f) In the event Licensee or a Sublicensee directly or indirectly institutes or makes any Challenges;

(g) In the event Licensee does not cure any defaults in its payments as set forth in the Research Funding Agreement; or

(h) Except as provided in subparagphs (a) – (h) above, if Licensee defaults in the performance of any other obligations under this Agreement and the default has not been remedied within thirty (30) days after the date of TSRI’s written notice of such default.

11.4 Rights Upon Expiration. Upon the expiration of this Agreement, neither party shall have any further rights or obligations, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 7 and 11.8 with respect to events that occurred prior to such expiration in accordance with Sections 3.4, 4, 5.4, 5.5, 5.6 and 7.3 (all of which Sections referenced in this sentence shall survive such expiration for such purposes). Notwithstanding the above, Sections 1, 2.4, 2.5, 2.6, 6, 7.4, 8, 9, 10, 11.5, 12.2 and 13 shall also survive the expiration of this Agreement.

11.5 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the licenses granted hereunder shall terminate and revert to TSRI, and all sublicenses granted by Licensee shall also automatically terminate. Except as otherwise provided in Section 11.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee and its Sublicensees shall have no further right to develop, manufacture, market, distribute or sell any Product, Licensed Service, Licensed Process, or to otherwise practice or use any Licensed Patent Rights or Licensed Biological Materials. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information and other items which embody or disclose any Licensed Patent Rights or Licensed Biological Materials; provided, however, that Licensee shall not be obligated to provide TSRI with Licensee’s proprietary information which Licensee can show that it independently developed, other than the Licensed Product Data or that which is jointly owned in accordance with the Research Funding Agreement. Upon any termination of this Agreement, TSRI shall have the right, and Licensee hereby grants to TSRI upon such termination, a non-exclusive, worldwide, fully paid-up license, with the right to sublicense, to use the Licensed Product Data in order to research, have researched, develop, have developed, make, have made, use, have used, sell, have sold, offer to sell, import and have imported Products, Licensed Services, Licensed Processes and/or Licensed Biological Materials in the Field, and the right to reference any Licensed Product Data contained in any of Licensee’s regulatory filings with the FDA (as defined in Section 4.3) or with any equivalent foreign agency or governmental authority with respect to TSRI’s or its sublicensees’ development or commercialization activities. Any such termination shall not relieve either party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 7 and 11.8 with respect to events that occurred prior to such termination or as provided in Section 11.7, in accordance with Sections 3.6, 4, 5.4, 5.5, 5.6 and 7.3 (all of which Sections referenced in this sentence shall survive such termination for such purposes). In addition, Sections 1, 2.4, 2.5, 2.6, 3.2, 6, 7.4, 8, 9, 10, 11.6, 11.7, 12.2 and 13 shall also survive the termination of this Agreement.

11.6 Work-in-Progress. Upon any early termination of the licenses granted hereunder, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of Products which remain on hand as of the termination date, so long as Licensee sells such inventory in the normal course of business and at regular selling prices and pays to TSRI the royalties applicable to such subsequent sales in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is six (6) months after the termination date.

11.7 Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall promptly submit a final report to TSRI, and any payments due to TSRI under this Agreement that accrued prior to such termination or expiration shall be paid by Licensee to TSRI at the time of delivery of the final report.

12. Assignment; Successors.

12.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without TSRI’s prior written consent are void.

12.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment in Section 12.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee and such written assumption shall be delivered to TSRI as a condition to TSRI’s agreement to consent to any such assignment.

13. General Provisions.

13.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

13.2 Late Payments. Late payments of any and all amounts due hereunder shall bear interest from the due date until the date paid at a rate of one percent (1%) per month, or Two Hundred Fifty Dollars ($250), whichever is greater.

13.3 Governmental Approvals and Compliance. Licensee shall, at its expense, be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Product, Licensed Service or Licensed Process, and shall comply with all applicable laws, rules and regulations in conducting its activities under this Agreement. Licensee shall, at its expense, also be responsible for any warning labels, packaging and instructions produced or distributed with respect to the use of Products, Licensed Services or Licensed Processes and for the quality control for any Products, Licensed Services or Licensed Processes.

13.4 Patent Marking. To the extent required by applicable law, Licensee and its Sublicensees shall properly mark all Products or their containers in accordance with the applicable patent marking laws. Upon TSRI’s request, Licensee shall provide to TSRI copies of its patent marking of all Products. To the extent Licensee or a Sublicensee marks any Licensed Products by referencing the Licensed Patent Rights thereon, Licensee represents and warrants that such Licensed Products are covered by a claim of the applicable referenced Licensed Patent Rights.

13.5 No Use of Name. The use of the name "The Scripps Research Institute", "Scripps", “TSRI” or any variation thereof in connection with the marketing, advertising, distribution, sale or performance of Products, Licensed Services or Licensed Processes is expressly prohibited.

13.6 U.S. Manufacture. To the extent commercially practicable, Licensee agrees that it and its Sublicensees will abide by the Preference for United States Industry as set forth in 37 C.F.R. Section 401.14 (I), which requires that any Product or Licensed Process sold in the United States shall be manufactured substantially in the United States.

13.7 Foreign Registration. Licensee agrees, at its expense, to register this Agreement with any foreign governmental agency which requires such registration.

13.8 Use of Biological Materials. Licensee agrees that its and its Sublicensees’ use of any Licensed Biological Materials shall comply with all applicable laws, rules, regulations and guidelines. Licensee agrees that the Licensed Biological Materials will not be used for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. Licensee agrees that the Licensed Biological Materials will not be used for research involving human subjects or clinical trials outside of the United States without complying with the applicable foreign laws, rules and regulations.

13.9 Dispute Resolution. Any dispute or claim between the parties arising out of or relating to this Agreement, including without limitation the breach thereof, shall be resolved according to the following dispute resolution procedures:

(a) Such dispute shall be first addressed by the representatives of TSRI and Licensee who have primary responsibility for managing this Agreement.

(b) If the dispute is not resolved by such representatives within fifteen (15) days after the date either party gives written notice that such dispute exists, then the dispute shall be referred to and addressed by the senior management of each party.

(c) If such dispute is not resolved by the parties’ senior management within thirty (30) days after the date the dispute is referred to them, then the dispute shall be submitted to mediation. The mediator shall be a retired judge or other neutral third party mutually selected by TSRI and Licensee who has at least ten (10) years experience in mediating or arbitrating cases in the bio-pharmaceutical industry and regarding the same or substantially similar subject matter as the dispute between Licensee and TSRI. If the parties are unable to agree on such mediator within twenty (20) days after they exchange initial lists of potential mediators, a mediator with the same qualifications will be selected by the JAMS office in San Diego located at 401 B Street, San Diego, CA 92101 (after consultation with the parties).

(d) The location of the mediation shall be in the County of San Diego, California. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the mediator mutually selected by the parties or to the neutral mediator selected by JAMS of San Diego for purposes of the mediation, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement in the event mediation is unsuccessful as provided in sub-clause (e) below, or as provided in sub-clause (f) below, and waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

(e) If the dispute is not resolved through mediation, either party may refer the dispute to a court of competent jurisdiction in San Diego County, California.

(f) Notwithstanding anything to the contrary in this Agreement, prior to or while a mediation proceeding is pending, either party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

13.10 Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein) set forth the entire agreement between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, regarding this subject matter. This Agreement cannot be amended except by a written instrument signed by both parties.

13.11 California Law. This Agreement shall be construed and enforced according to the laws of the State of California without regard to its conflicts or choice of law rules.

13.12 Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

13.13 Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.

13.14 No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

13.15 Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee.

13.16 Attorneys' Fees.. In the event of a dispute between the parties or any default hereunder, the party prevailing in the resolution of such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default, in addition to any other relief to which it is entitled. Notwithstanding anything to the contrary herein, the parties agree that this Section 13.16 shall not apply and attorney’s fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee or a Sublicensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 14.16 and all of the other provisions of this Agreement.

13.17 Notices. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when received; (b) by overnight courier guaranteeing next-day delivery, upon the next business day immediately following delivery to such overnight courier; or (c) by registered or certified mail, return receipt requested and postage prepaid, upon verification of receipt. Notices shall be sent to the respective addresses set forth below, unless subsequently changed by written notice to the other party:

For TSRI:                                           The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development

with a copy to:                                   The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel

For Licensee:                                     ChromaPharma, Inc.
10005 Muirlands Blvd, Suite G
Irvine, California 92618
Attention: Chief Financial Officer

13.18 Counterparts. This Agreement may be executed in several counterparts that together shall constitute originals and one and the same instrument.

13.19 Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the parties may have at law or in equity.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:	LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE	ChromaPharma, Inc.

By: /s/ Matt Tremblay	By: /s/ Tom Varvaro
Tom Varvaro

Title: Vice President, Business Development	Title: CFO 6/9/2017

EXHIBIT A

LICENSED BIOLOGICAL MATERIALS

None.

EXHIBIT B

LICENSED PATENT RIGHTS

[…***…]

  ***Confidential Treatment Requested

EXHIBIT C

COMMERCIAL DEVELOPMENT PLAN

None.

EXHIBIT D

BENCHMARKS

[…***…]

***Confidential Treatment Requested

EXHIBIT E

REPORTING EVENTS

Licensee shall notify TSRI in writing of each of the following events with respect to each Product, Licensed Service and Licensed Process in a Major Market Country within […***…] days of such occurrence:

1.
[…***…];

2.
[…***…];

3.
[…***…]; and

4.
[…***…].

  ***Confidential Treatment Requested